Exhibit 10.1
SECOND AMENDMENT TO CREDIT AGREEMENT
     This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of December 10, 2008, among GASCO ENERGY, INC. (“Borrower”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors (the “Guarantors”), the LENDERS party hereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (“Administrative Agent”). Unless the context otherwise requires or unless otherwise expressly defined herein, capitalized terms used but not defined in this Amendment have the meanings assigned to such terms in the Credit Agreement (as defined below.
WITNESSETH:
     WHEREAS, Borrower, Guarantors, Administrative Agent and Lenders have entered into that certain Credit Agreement dated as of March 29, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and
     WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent desire to amend the Credit Agreement as provided herein upon the terms and conditions set forth herein.
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Borrower, the Guarantors, the Lenders and the Administrative Agent hereby agree as follows:
SECTION 1. Amendments to Credit Agreement. Subject to the satisfaction or waiver in writing of each condition precedent set forth in Section 3 of this Amendment, and in reliance on the representations, warranties, covenants and agreements contained in this Amendment, the Credit Agreement shall be amended in the manner provided in this Section 1 effective as of the date Borrower satisfies the conditions set forth in Section 3 of this Amendment.
     1.1 Amended Definitions. The following definitions in Section 1.01 shall be and they hereby are amended and restated in their respective entireties to read as follows:
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

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     “Applicable Rate” means, for any day, with respect to any Eurodollar Loan or ABR Loan, or with respect to the Unused Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Unused Commitment Fee Rate”, as the case may be, based upon the Borrowing Base Usage applicable on such date:

Unused
Borrowing Base	Eurodollar	ABR	Commitment
Usage	Spread	Spread	Fee Rate
≥ 90%	225 b.p.	100 b.p.	50 b.p.
≥ 75% and <90%	200 b.p.	75 b.p.	50 b.p.
≥ 50% and <75%	175 b.p.	50 b.p.	50 b.p.
< 50%	150 b.p.	25 b.p.	50 b.p.
     “Consolidated EBITDAX” means, with respect to the Borrower and its Consolidated Subsidiaries for any period, Consolidated Net Income for such period; plus, without duplication and to the extent deducted in the calculation of Consolidated Net Income for such period, the sum of (a) income or franchise Taxes paid or accrued; (b) Consolidated Interest Expense; (c) amortization, depletion and depreciation expense; (d) any non-cash losses or charges on any Swap Agreement resulting from the requirements of FASB Statement 133 for that period; (e) oil and gas exploration and development expenses (including all drilling, completion, gathering, geological and geophysical costs) for such period; (f) losses from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business), (g) other extraordinary or non-recurring losses, (h) workover expenses for such period and (i) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); minus, to the extent included in the calculation of Consolidated Net Income for such period, (i) the sum of (1) any non-cash gains on any Swap Agreements resulting from the requirements of FASB Statement 133 for that period; (2) extraordinary or non-recurring gains; and (3) gains from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business); provided that, with respect to the determination of Borrower’s compliance with the leverage ratio set forth in Section 7.11(b) for any period, Consolidated EBITDAX shall be calculated (which calculations shall, in all respects, be acceptable to, and approved by the Administrative Agent) to give effect, on a pro forma basis, to any Acquisitions and dispositions of Oil and Gas Interests by the Borrower and its Consolidated Subsidiaries made during such period as if such Acquisitions or dispositions were made at the beginning of such period.
     “Consolidated Funded Indebtedness” means, as of any date, without duplication, Indebtedness of the Borrower and the Consolidated Subsidiaries of the type described in clauses (a), (b), (c), (e), (f), (g) or (h) of the definition of Indebtedness.
     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar quarter, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period

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applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar week or month that is one week, two weeks, one, two, three, six or, if available, nine or twelve months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page, providing rate quotations comparable to those currently provided on such page of such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Maturity Date” means March 29, 2011.
     “Obligations” means all obligations of every nature of the Borrower from time to time owed to the Administrative Agent, the Issuing Bank, the Lenders or any of them and the Lender Counterparties under any Loan Document or Swap Agreement (including, with respect to any transaction under any Swap Agreement, obligations owed under any Swap Agreement to any Person that was a Lender Counterparty at the time such transaction was entered into), whether for principal, interest, reimbursement of amounts drawn under any Letter of Credit, payments for early termination of Swap Agreements, funding indemnification amounts, fees, expenses, indemnification or otherwise and all Cash Management Obligations.

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     “Required Lenders” means, at any time, Lenders having Credit Exposures and Unused Commitments representing at least 66-2/3% (or if there are less than four Lenders, at least 75%) of the sum of the Aggregate Credit Exposure and all Unused Commitments of all Lenders at such time or, if the Aggregate Commitment has been terminated, Lenders having Credit Exposures representing at least 66-2/3% (or if there are less than four Lenders, at least 75%) of the sum of the Aggregate Credit Exposure of all Lenders at such time; provided that the Unused Commitment and the Credit Exposures held or deemed held by any Defaulting Lender shall be excluded for the purposes of making a determination of Required Lenders.
     1.2 Additional Definitions. Section 1.01 of the Credit Agreement is hereby amended by adding the following definition in correct alphabetical order:
     “Cash Management Obligations” means, with respect to any Credit Party, any obligations of such Credit Party owed to JPMorgan Chase Bank, N.A., any Lender, any of their respective successors and assigns and any of their respective Affiliates in respect of treasury management arrangements, depositary or other cash management services.
     “Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of the Loans or participations in LC Disbursements required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding LC Disbursements, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e)(i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
     “Minimum Collateral Amount” means, at any time, an amount equal to the lesser of (i) eighty percent (80%) of the Engineered Value of all Borrowing Base Properties at such time and (ii) 125% of the Borrowing Base then in effect.
     1.3 Deleted Definition. The definitions of “Bundle”, “Intercreditor Agreement” and “Percentage” shall be and they hereby are deleted from Section 1.01 of the Credit Agreement.
     1.4 Letters of Credit. Section 2.05(b) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

Second Amendment to Credit Agreement

     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10,000,000 and (ii) the Aggregate Credit Exposure shall not exceed the Aggregate Commitment. Notwithstanding the foregoing, the Issuing Bank shall not at any time be obligated to issue, amend, renew or extend any Letter of Credit if any Lender is at such time a Defaulting Lender hereunder, unless the Borrower cash collateralizes each Defaulting Lender’s portion of all then outstanding LC Exposure (calculated after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit) with respect to such Letter of Credit in accordance with the procedures set forth in Section 2.05(j).
     1.5 Cash Collateralization of Letters of Credit. Section 2.05(j) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:
     (j) Cash Collateralization.
     (i) If at any time the Borrower elects to cash collateralize the LC Exposure of any Defaulting Lender pursuant to Section 2.05(b), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “Cash Collateral Account”), an amount in cash equal to such Defaulting Lender’s portion of the total LC Exposure at such time as calculated pursuant to Section 2.05(b) (less any amounts already on deposit in such Cash Collateral Account representing cash collateral for any portion of such Defaulting Lender’s portion of the total LC Exposure).
     (ii) If any Letter of Credit is outstanding at the time any Lender is a Defaulting Lender, upon the written request of the Issuing Bank demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall promptly, and in any event within one (1) Business Day after receipt by the Borrower of written notice, cash collateralize such Defaulting Lender’s portion of the total LC Exposure at such time by depositing in the Cash Collateral Account

Second Amendment to Credit Agreement

an amount in cash equal to such Defaulting Lender’s portion of the total LC Exposure (less any amounts already on deposit in such Cash Collateral Account representing cash collateral for any portion of such Defaulting Lender’s portion of the total LC Exposure).
     (iii) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 66-2/3% of the total LC Exposure) demanding the deposit of cash collateral for all LC Exposure pursuant to this paragraph, the Borrower shall deposit in the Cash Collateral Account, an amount in cash equal to the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article IX.
     (iv) Deposits in the Cash Collateral Account made pursuant to the foregoing paragraphs (i), (ii) and (iii) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing 66-2/3% or more of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.
     If the Borrower is required to provide an amount of cash collateral pursuant to paragraphs (i), (ii) or (iii) above, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after (x) in the case of cash collateral provided pursuant to paragraphs (i) or (ii) above, the applicable Defaulting Lender is no longer a Defaulting Lender and (y) in the case of cash collateral provided pursuant to paragraph (iii) above, all Events of Default have been cured or waived or after such Defaulting Lender is no longer a Defaulting Lender, as applicable.
     1.6 Replacement of Lenders. Section 2.18(c) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:

Second Amendment to Credit Agreement

     (c) If in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement or any other Loan Document as contemplated by Section 11.02, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required has not been obtained or if a Lender is a Defaulting Lender; then, the Borrower may elect to replace such Non-Consenting Lender or Defaulting Lender, as the case may be, as a Lender party to this Agreement in accordance with and subject to the restrictions contained in, and consents required by Section 11.04; provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply or, in the case of a Defaulting Lender, such Lender is no longer a Defaulting Lender.
     1.7 Disclosure. Section 4.11 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:
     Section 4.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Restricted Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to the Projections, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.
     1.8 Capitalization; Corporate Information. Section 4.12 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:
     Section 4.12 Capitalization; Corporate Information. Schedule 4.12 (as the same may be updated in accordance with Section 6.01(h)) lists, for each Credit Party, its full legal name, its jurisdiction of organization and its federal tax identification number and, with respect to each Restricted Subsidiary, the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such shares or Equity Interests.

Second Amendment to Credit Agreement

     1.9 Conditions Precedent to Effective Date. Clauses (m), (n) and (o) of Section 5.01 of the Credit Agreement shall be and they hereby are amended by deleting the text thereof in their entirety and substituting in lieu thereof “[Intentionally omitted.]”.
     1.10 Conditions Precedent to Each Credit Event. Section 5.02(a) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:
     (a) The representations and warranties of each Credit Party set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.
     1.11 Financial Statements; Other Information. Section 6.01 of the Credit Agreement shall be and it hereby is amended by (i) deleting the “and” at the end of clause (g) thereof, (ii) renaming clause (h) thereof as “clause (i)” and (iii) inserting a new clause (h) between clause (g) and clause (i) to read as follows:
     (h) annually and concurrently with Borrower’s delivery of the Projections under Section 6.01(g) (or more frequently if desired by Borrower), revisions and supplements to Schedule 4.12 to the extent necessary to ensure that such representation and warranty contained in Section 4.12 is true and correct in all material respects; provided that delivery or receipt of such subsequent disclosure shall not constitute a waiver by the Administrative Agent or any Lender or a cure of any Default or Event of Default resulting from or arising under the matters disclosed; and
     1.12 Mortgages. Section 6.09 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:
     Section 6.09. Mortgages. The Borrower will, and will cause each Guarantor that is an owner of Borrowing Base Properties to, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, Mortgages in form and substance acceptable to the Administrative Agent together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) as the Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect Liens in Borrowing Base Properties with an Engineered Value not less than the Minimum Collateral Amount.
     1.13 Title. Section 6.10 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:
     Section 6.10. Title Data. The Borrower will, and will cause each Guarantor that is an owner of Mortgaged Properties to, deliver to the Administrative Agent such opinions of counsel and other evidence of title as the Administrative Agent shall deem reasonably necessary or appropriate to verify (i) the Borrower’s and such Guarantor’s title to Mortgaged Properties with

Second Amendment to Credit Agreement

an aggregate value of not less (80%) of the Minimum Collateral Amount, and (ii) the validity, perfection and priority of the Liens created by such Mortgages and such other matters regarding such Mortgages as Administrative Agent shall reasonably request.
     1.14 Indebtedness. Section 7.01(j) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:
     (j) Other unsecured Indebtedness of the Credit Parties in an aggregate principal amount not exceeding $2,500,000 at any time outstanding.
     1.15 Liens. Section 7.02(g) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:
     (g) Subject to the SLB Agreement, Liens securing Indebtedness permitted under Section 7.01(i); and
     1.16 Restricted Payments. Section 7.06 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:
     Section 7.06. Restricted Payments. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $1,500,000 in any fiscal year, (c) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Guarantor, and (d) so long as no Default shall have occurred and be continuing or would result from the making of such Restricted Payment, Restricted Payments by the Borrower to fund the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Borrower upon the termination of employment, death, permanent disability or retirement of any officer or employee of the Borrower or any of its Subsidiaries; provided that, the aggregate amount of such Restricted Payments pursuant to this clause (d) shall not exceed $1,500,000 in the aggregate
     1.17 Amendments to Organizational Documents and JVEA Documents. Section 7.10 of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:
     Section 7.10. Amendments to Organizational Documents and JVEA Documents. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, enter into or permit any material modification or amendment of, or waive any material right or obligation of any Person under its Organizational Documents that would adversely affect the Lenders in any material respect. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under any JVEA Document. The Borrower will not, nor will it permit any Restricted Subsidiary other than Gasco Production, to be a party to any JVEA Document.

Second Amendment to Credit Agreement

     1.18 Leverage Ratio. Section 7.11(b) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:
     (b) Leverage Ratio. The Borrower will not permit the ratio, determined as of the end of any fiscal quarter ending on or after March 31, 2006, of (i) Senior Debt as of the end of such fiscal quarter, to (ii) Consolidated EBITDAX for the four fiscal quarters then ended to be greater than 3.50 to 1.0.
     1.19 Events of Default. Article IX of the Credit Agreement shall be and it hereby is amended by (i) deleting the reference to “$1,000,000” in clause (k) thereof and substituting in lieu thereof a reference to “$1,500,000”, (ii) adding the word “or” at the end of clause (n) thereof, (iii) deleting the “;” at the end of clause (o) thereof and substituting in lieu thereof a ”.”, and (iv) deleting clause (p) thereof in its entirety.
     1.20 Amendments. Section 11.02(b) of the Credit Agreement shall be and it hereby is amended and restated in its entirety to read as follows:
     Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Required Lenders or by the Credit Parties and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (1) increase the Borrowing Base without the consent of each Lender, (2) increase the Applicable Percentage of any Lender or the Aggregate Commitment above the Maximum Facility Amount without the written consent of such Lender, (3) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (4) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any of the Aggregate Commitment, without the written consent of each Lender affected thereby, (5) change Section 2.17(b) or Section 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (6) release any Credit Party from its obligations under the Loan Documents or, except in connection with any sales, transfers, leases or other dispositions permitted in Section 7.03, release any of the Collateral without the consent of each Lender, or (7) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be. Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent, hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
SECTION 2. New Lenders and Reallocation of Commitments and Loans. The Lenders have agreed among themselves to reallocate their respective Commitments and to, among other

Second Amendment to Credit Agreement

things, allow a financial institution identified by J.P. Morgan Securities, Inc., in its capacity as a Lead Arranger, in consultation with the Borrower, to become a party to the Credit Agreement as a Lender (the “New Lender”) by acquiring an interest in the Aggregate Commitment, and Administrative Agent and the Borrower hereby consent to such reallocation and the New Lender’s acquisition of an interest in the Aggregate Commitment. On the date this Amendment becomes effective and after giving effect to such reallocation of the Aggregate Commitment, the Commitment of each Lender shall be as set forth on Schedule 2.01 of this Amendment which shall amend and restate Schedule 2.01 to the Credit Agreement in its entirety. With respect to such reallocation, the New Lender shall be deemed to have acquired the Commitment allocated to it from each of the other Lenders pursuant to the terms of the Assignment and Assumption attached as Exhibit A to the Credit Agreement as if the New Lender and the other Lenders had executed an Assignment and Assumption with respect to such allocation. The Borrower and Administrative Agent hereby consent to such assignment to the New Lender. To the extent requested by any Lender in accordance with Section 2.15 of the Credit Agreement, the Borrower shall pay to such Lender, within the time period prescribed by Section 2.15 of the Credit Agreement, any amounts required to be paid by the Borrower under Section 2.15 of the Credit Agreement in the event the payment of any principal of any Eurodollar Loan or the conversion of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto is required in connection with the reallocation contemplated by this Section 2.
SECTION 3. Conditions. The amendments to the Credit Agreement contained in Section 1 and the assignments and allocations contained in Section 2 of this Amendment shall be effective upon the satisfaction of each of the conditions set forth in this Section 3.
     3.1 Execution and Delivery. Each Borrower shall have executed and delivered this Amendment and any other required documents in form and substance satisfactory to Administrative Agent.
     3.2 Fees. The Administrative Agent and the Arranger shall have received all fees payable in the amounts and at the times separately agreed upon among the Administrative Agent, the Arranger and the Borrower.
     3.3 Representations and Warranties. The representations and warranties of each Borrower under the Credit Agreement are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties relate solely to an earlier date).
     3.4 No Default or Event of Default. After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.
     3.5 Other Documents. The Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Administrative Agent or its special counsel may reasonably request prior to the date hereof, and all such documents shall be in form and substance reasonably satisfactory to the Administrative Agent.

Second Amendment to Credit Agreement

     3.6 Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for the Administrative Agent retained at the expense of Borrower.
SECTION 4. Representations and Warranties of the Credit Parties. To induce the Lenders to enter into this Amendment, each Credit Party hereby represents and warrants to the Administrative Agent and the Lenders as follows:
     4.1 Reaffirmation of Representations and Warranties/Further Assurances. After giving effect to the amendments herein, each representation and warranty of such Credit Party contained in the Credit Agreement or in any other Loan Document is true and correct in all material respects on the date hereof (except to the extent such representations and warranties relate solely to an earlier date, in which case, such representations and warranties are true and correct as of such earlier date).
     4.2 Corporate Authority; No Conflicts. The execution, delivery and performance by such Credit Party of this Amendment and all documents, instruments and agreements contemplated herein are within such Credit Party’s corporate or other organizational powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any court or agency of government and do not violate or constitute a default under any provision of any applicable law or other agreements binding upon such Credit Party or result in the creation or imposition of any Lien upon any of the assets of such Credit Party except for Liens permitted under Section 7.02 of the Credit Agreement.
     4.3 Enforceability. This Amendment constitutes the valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general application.
SECTION 5. Miscellaneous.
     5.1 Reaffirmation of Loan Documents and Liens. Any and all of the terms and provisions of the Credit Agreement and the Loan Documents shall, except as amended and modified hereby, remain in full force and effect. Each Credit Party hereby agrees that the amendments and modifications herein contained shall in no manner affect or impair the liabilities, duties and obligations of any Credit Party under the Credit Agreement and the other Loan Documents or the Liens securing the payment and performance thereof.
     5.2 Parties in Interest. All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
     5.3 Legal Expenses. Each Credit Party hereby agrees to pay all reasonable fees and expenses of special counsel to the Administrative Agent incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and all related documents.

Second Amendment to Credit Agreement

     5.4 Counterparts. This Amendment may be executed in one or more counterparts and by different parties hereto in separate counterparts each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. However, this Amendment shall bind no party until each Credit Party, the Lenders (or at least the required percentage thereof), and the Administrative Agent have executed a counterpart. Delivery of photocopies of the signature pages to this Amendment by facsimile or electronic mail shall be effective as delivery of manually executed counterparts of this Amendment.
     5.5 Complete Agreement. THIS AMENDMENT, THE CREDIT AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     5.6 Headings. The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.
[Signature Pages Follow]

Second Amendment to Credit Agreement

     IN WITNESS WHEREOF, the parties have caused this Second Amendment to Credit Agreement to be duly executed as of the date first above written.
BORROWER:

GASCO ENERGY, INC.

By:	/s/ W. King Grant Name: W. King Grant
Title: Executive Vice President and Chief Financial Officer
    GUARANTORS:

GASCO PRODUCTION COMPANY

By:	/s/ W. King Grant Name: W. King Grant
Title: Executive Vice President and Chief Financial Officer

RIVERBEND GAS GATHERING, LLC

By: Gasco Energy, Inc.
Its Managing Member

By:	/s/ W. King Grant Name: W. King Grant
Title: Executive Vice President and Chief Financial Officer

MYTON OILFIELD RENTALS, LLC

By: Gasco Energy, Inc.
Its Managing Member

By:	/s/ W. King Grant Name: W. King Grant
Title: Executive Vice President and Chief Financial Officer
Second Amendment to Credit Agreement — Signature Page

JPMORGAN CHASE BANK, N.A.,
as a Lender and as Administrative Agent,

By:	/s/ Brian P. Orlando Name: Brian P. Orlando
Title: Vice President
     Second Amendment to Credit Agreement — Signature Page

GUARANTY BANK AND TRUST COMPANY
as a Lender

By:	/s/ Gail F. Nofsinger Name: Gail F. Nofsinger
Title: Senior Vice President
Second Amendment to Credit Agreement — Signature Page

SCHEDULE 2.01
REVISED LENDERS SCHEDULE

		Applicable		Maximum
Lender	Title	Percentage	Commitment[1]	Commitment
JPMorgan Chase Bank, N.A.	Administrative Agent	88.8888889%	$40,000,000	$40,000,000
2200 Ross Avenue	and a Lender
3rd Floor Mail Code: TX1-2448 Dallas, Texas 75201 Attention: Brian Orlando Telephone: (214) 965-3245 Facsimile: (214) 965-3280

with a copy to:

JPMorgan Chase Bank, N.A. 10 South Dearborn Floor 19 Chicago, Illinois 60603 Attention: Tess Siao Telephone: (312) 385-7051 Facsimile: (312) 385-7096 teresita.r.siao@jpmchase.com

Guaranty Bank and Trust Company	Lender	11.1111111%	$5,000,000	$5,000,000
1331 Seventeenth Street 2nd Floor Denver, CO 80202 Attention: Gail J. Nofsinger Telephone: (303) 293-5521 Facsimile: (303) 313-6758 gail.nofsinger@guarantybankco.com

TOTAL		100.00%	$45,000,000	$45,000,000

[1]	As of the Second Amendment Effective Date.
SCHEDULE 2.01 — Page 1